                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263


                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2155 DATED 06 OCTOBER 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$12,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,370,242,000.00 (A$ 703,029,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                                              Queensland Treasury Corporation

    (ii)  Guarantor:                                           The Treasurer on behalf of the Government of
                                                               Queensland

2.        Benchmark line:                                      2017

                                                               (to be consolidated and form a single series with
                                                               QTC 6% Global A$Bonds due 14

                                                               September 2017, ISIN US748305BG31)

3.        Specific Currency or Currencies:                     AUD ("A$")

4.  (i)   Issue price:                                         102.526%

    (ii)  Dealers' fees and commissions paid by Issuer:        No fee or commission is payable in respect of the
                                                               issue of the bond(s) described in these final terms
                                                               (which will constitute a "pricing supplement" for
                                                               purposes of any offers or sales in the United States
                                                               or to U.S. persons). Instead, QTC pays fees and
                                                               commissions in accordance with the procedure
                                                               described in the QTC Offshore and Onshore Fixed
                                                               Interest Distribution Group Operational Guidelines.

5.        Specified Denominations:                             A$1,000

6.  (i)   Issue Date:                                          07 October 2009

    (ii)  Record Date (date on and from which security is      6 March / 6 September. Security will be ex-interest
          Ex-interest):                                        on and from 7 March / 7 September.

    (iii) Interest Payment Dates:                              14 March / 14 September

7.        Maturity Date:                                       14 September 2017

8.        Interest Basis:                                      6 per cent Fixed Rate

9.        Redemption/Payment Basis:                            Redemption at par

10.       Change of Interest Basis or Redemption/Payment       Not Applicable
          Basis:

11. (i)   Status of the Bonds:                                 Senior and rank pari passu with other senior,
                                                               unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                             Senior and ranks pari passu with all its other
                                                               unsecured obligations

12.       Method of distribution:                              Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                                 6 per cent per annum payable semi-annually in
                                                               arrears

    (ii)  Interest Payment Date(s):                            14 March and 14 September in each year up to and
                                                               including the Maturity Date

    (iii) Fixed Coupon Amount(s):                              A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive form)

    (iv)  Determination Date(s):                               Not Applicable

    (v)   Other terms relating to the method of calculating    None
          interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                             A$1,000 per bond of A$1,000 Specified Denomination
                                                               (NB: If the Final Redemption Amount is other than
                                                               100 per cent. of the nominal value the bonds will be
                                                               derivative securities for the purposes of the
                                                               Prospectus Directive and the requirements of Annex
                                                               XII to the Prospectus Directive Regulation will
                                                               apply and the Issuer will prepare and publish a
                                                               supplement to the Prospectus)

15.       Early Redemption Amount(s) payable on redemption     Not Applicable
          for taxation reasons or on event of default and/or
          the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                                       Permanent Global Note not exchangeable for
                                                               Definitive Bonds

17.       Additional Financial Centre(s) or other special      Not Applicable
          provisions relating to Payment Dates:

18.       Talons for future Coupons or Receipts to be          No
          attached to Definitive Bonds (and dates on which
          such Talons mature):

19.       Other terms or special conditions:                   Not Applicable

                                                               (When adding any other final terms consideration
                                                               should be given as to whether such terms constitute
                                                               "significant new factors" and consequently trigger
                                                               the need for a supplement to the Prospectus under
                                                               Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of Managers and   Not Applicable
          underwriting commitments:

    (ii)  Date of Dealer Agreement:                            06 October 2009

    (iii) Stabilizing Manager(s) (if any):                     Not Applicable

21.       If non-syndicated, name and address of relevant      Royal Bank of Canada DS Global Markets
          Dealer:                                              Level 18
                                                               167 Macquarie Street
                                                               Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules applicable or       TEFRA Not Applicable
          TEFRA rules not applicable:

23.       Non exempt Offer                                     Not Applicable

                                                               (N.B. Consider any local regulatory requirements
                                                               necessary to be fulfilled so as to be able to make a
                                                               non-exempt offer in relevant jurisdictions. No such
                                                               offer should be made in any relevant jurisdiction
                                                               until those requirements have been met. Non-exempt
                                                               offers may only be made into jurisdictions in which
                                                               the base prospectus (and any supplement) has been
                                                               notified/passported.)

24.       Additional selling restrictions:                     Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.        LISTING AND ADMISSION TO TRADING

          (i) Listing                                          Bourse de Luxembourg.

          (ii) Admission to trading:                           Application has been made by the Issuer (or on its
                                                               behalf) for the bonds to be admitted to trading on
                                                               the regulated market of the Bourse de Luxembourg
                                                               with effect from the Issue Date.

                                                               (Where documenting a fungible issue need to indicate
                                                               that original securities are already admitted to
                                                               trading.)

2.        RATINGS

          Ratings:                                             The bonds to be issued have been rated:

                                                               S&P:     AA+
                                                               Moody's: Aa1

                                                               An obligation rated 'AA+' by S&P has the second
                                                               highest long term credit rating assigned by Standard
                                                               & Poor's and differs from the highest rated
                                                               obligations by only a small degree. The obligor's
                                                               capacity to meet its financial commitment on the
                                                               obligation is very strong.

                                                               An obligation rated 'Aa1' by Moody's has the second
                                                               highest long term credit rating assigned by Moody's.
                                                               Obligations rated 'Aa1' are judged to be of high
                                                               quality and are subject to very low credit risk.

                                                               A credit rating is not a recommendation to buy, sell
                                                               or hold securities and may be revised or withdrawn
                                                               by the rating agency at any time. Each rating should
                                                               be evaluated independently of any other rating.

                                                               (The above disclosure should reflect the rating
                                                               allocated to bonds issued under the bond facility
                                                               generally or, where the issue has been specifically
                                                               rated, that rating.)

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the
Prospectus Directive.)]

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:                               See "Use of Proceeds" section in the prospectus
                                                               supplement--if reasons for offer different from
                                                               making profit and/or hedging certain risks will need
                                                               to include

                                                               those reasons here.

(ii)      Estimated net proceeds:                              Not Applicable.

                                                               (If proceeds are intended for more than one use will
                                                               need to split out and present in order of priority.
                                                               If proceeds insufficient to fund all proposed uses
                                                               state amount and sources of other funding.)

(iii)     Estimated total expenses:                            Not Applicable.

                                                               [Expenses are required to be broken down into each
                                                               principal intended "use" and presented in order of
                                                               priority of such "uses".]

5.        YIELD

          Indication of yield:                                 5.6600%

                                                               Calculated as 7 basis points less than the yield on
                                                               the equivalent A$ Domestic Bond issued by the Issuer
                                                               under its Domestic A$ Bond Facility on the Trade
                                                               Date.

                                                               The yield is calculated at the Trade Date on the
                                                               basis of the Issue Price. It is not an indication of
                                                               future yield.

6.        OPERATIONAL INFORMATION

(i)       ISIN Code:                                           US748305BG31

(ii)      Common Code:                                         027594204

(iii)     CUSIP Code:                                          748305BG3

(iv)      Any clearing system(s) other than Depositary Trust   Not Applicable
          Company, Euroclear Bank S.A./N.V. and Clearstream
          Banking, societe anonyme and the relevant
          identification number(s):

(v)       Delivery:                                            Delivery free of payment

(vi)      Names and addresses of additional Paying Agent(s)    [_______]
          (if any):

7.        TERMS AND CONDITIONS OF THE OFFER

(i)       Offer Price;                                         Not applicable

(ii)      [Conditions to which the offer is subject;]          Not applicable

(iii)     [Description of the application process;]            Not applicable

(iv)      [Details of the minimum and/or maximum amount of     Not applicable
          application;]

(v)       [Description of possibility to reduce                Not applicable
          subscriptions and manner for refunding excess
          amount paid by applicants;]

(vi)      [Details of the method and time limits for paying    Not applicable
          up and delivering the bonds;]

(vii)     [Manner in and date on which results of the offer    Not applicable
          are to be made public;]

(viii)    [Procedure for exercise of any right of              Not applicable
          pre-emption, negotiability of subscription rights
          and treatment of subscription rights not
          exercised;]

(ix)      [Categories of potential investors to which the      Not applicable
          bonds are offered and whether tranche(s) have been
          reserved for certain countries;]

(x)       [Process for notification to applicants of the       Not applicable
          amount allotted and the indication whether dealing
          may begin before notification is made;]

(xi)      [Amount of any expenses and taxes specifically       Not applicable
          charged to the subscriber or Purchaser;]

(xii)     [Name(s) and address(es), to the extent know to      None
          the Issuer, of the placers in the various
          countries where the offer takes place.]